                                                                   Exhibit D-1.3


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

American Electric Power Company, Inc.    )             Docket Nos. EC98-40-000
                And                      )                         ER98-2770-000
Central and South West Corporation       )                         ER98-2786-00

              STIPULATION OF AMERICAN ELECTRIC POWER COMPANY, INC.
                     CENTRAL AND SOUTH WEST CORPORATION AND
                             COMMISSION TRIAL STAFF

     For the purposes of evaluating the justness and reasonableness of the System Integration Agreement, the Transmission Reassignment Tariff and the System Transmission Integration Agreement proposed by American Electric Power Company, Inc. ("AEP") and Central and South West Corporation ("CSW")(collectively "Applicants"), the Applicants and the Trial Staff hereby enter into this Stipulation. This Stipulation resolves all issues between Applicants and the Trial Staff regarding the System Integration Agreement, the Transmission Reassignment Tariff and the System Transmission Integration Agreement in the above-referenced consolidated dockets ("this proceeding"), except the pricing of system energy exchanges under the System Integration Agreement. Applicants and the Trial Staff stipulate and agree as follows:

I.   SYSTEM INTEGRATION AGREEMENT (SIA)

     A. ARTICLE 7.3 OF THE SYSTEM INTEGRATION AGREEMENT WILL BE MODIFIED TO READ AS FOLLOWS:

          Whenever either the AEP East Zone or the AEP West Zone has surplus capacity relative to is capacity planning reserve requirements or otherwise has capacity available for sale, and the other zone has insufficient capacity relative to its capacity planning reserve requirements, the surplus zone, acting through the Agent, shall make its surplus capacity available to the other zone for periods of one
          (1) year or less, subject to the Interconnection Constraints. Such capacity exchanges shall only be made when the selling region's foregone opportunity cost to sell capacity is lower than the buying region's decremental capacity purchase cost.

     B.   THE FOLLOWING DEFINITIONS WILL BE ADDED TO THE SYSTEM INTEGRATION
          AGREEMENT:

          Foregone Opportunity cost as it relates to capacity exchanges means what the supplier could have sold the capacity for in its own zonal market if the capacity exchange did not take place, i.e., Market Price. The determination of Market Price shall be based on actual sales of similar characteristics to unaffiliated third parties. In the event that no such sales are available, documentable offers from unaffiliated third parties shall determine the Market Price. In the event that no such offers are available, a published index of capacity market price shall determine the Market Price.

          Decremental Capacity Cost in the recipient zone means the lower of the recipient's cost of capacity installation or capacity purchase price in its own zonal market, i.e., Market Price. The determination of Market Price shall be based on actual purchases of similar characteristics from unaffiliated third parties. In the event that no such purchases are available, documentable offers from unaffiliated third parties shall determine the Market Price. In the event that no such offers are available, a published index of capacity market price shall determine the Market Price.

          Owned General Capacity is the aggregate capacity of the electric power sources of the zone, in Kilowatts, that is normally expected to be available to carry load. Such capacity shall include (i) the capacity installed at the generating stations owned by the operating companies in the zone and (ii) the capacity available to the operating companies of the zone through arrangements with affiliated companies or unaffiliated companies, if so designated by the Operating Committee with the approval of the operating companies.

     C. THE FOLLOWING PROVISION WILL BE ADDED TO THE TEXT AT THE END OF PARAGRAPH A2 OF SERVICE SCHEDULE A:

          At such time as the Agent determines an allocation among the operating companies of new capacity that AEP has constructed or purchased, AEP will convey its decision respecting such allocation to its wholesale customers buying at a cost-of-service rate and each state regulatory commission with jurisdiction over the operating companies. Each such customer buying at a cost-of-service rate and each state regulatory commission shall retain any right provided them under the Federal Power Act to challenge AEP's decision.

     D.   ALLOCATION OF TRADING MARKET REALIZATIONS

          Add as the last two sentences to Service Schedule D, Paragraph D3 -- Allocation of Trading and Marketing Realizations, the following language: "This allocation of trading market realization shall be in effect until the last day of the fifth full calendar year following the consummation of the merger. At least sixty days prior to the day specified in the preceding sentence, Agent shall file with the

          FERC under Section 205 of the Federal Power Act the methodology to allocate trading market realizations thereafter, supported by evidence demonstrating the justness and reasonableness of the filed methodology."

     E.   PRICING OF SYSTEM ENERGY EXCHANGES

          Applicants and Trial Staff agree that the issue of pricing for system energy exchanges pursuant to Service Schedule C would be most efficiently addressed as a policy issue briefed directly to the Commission. Accordingly, it is the intention of Applicants and Trial Staff that each will present their position on this aspect of the System Integration Agreement directly to the Commission for resolution and that the issue need not be addressed by the Presiding Judge.

II.  TRANSMISSION REASSIGNMENT TARIFF (TRT)

     A.   TERMINATION PROVISIONS

     The words "in accordance with Commission regulations" will be added after the word "Agreement" in the first line of Section 3.3 of the Form of Service Agreement.

     B.   REFUNDS FOR RECALLED TRANSMISSION CAPACITY

     Article III.D. shall be modified to include the following sentence at the end:

     The availability of refunds for service sold under this Transmission Reassignment Tariff shall be covered in the Service Agreement, or, for short-term transactions, in the umbrella Service Agreement, between AEP and the Eligible Customer purchasing the reassigned transmission capacity.

     C.   EFFECT OF TARIFF TERMINATION

     Amend Section IV.C of the Transmission Reassignment Tariff by adding this sentence to the end: "A notice of termination of this tariff by Reseller shall
1) terminate Reseller's obligation to provide service under any new Service Agreement or provide new transactions under an umbrella Service Agreement immediately and 2) eliminate all tariff obligations at the time that the last remaining service arrangement initiated prior to the notice of termination is completed."

III. SYSTEM TRANSMISSION INTEGRATION AGREEMENT (STIA)

     The following sentence from Part A2 of Service Schedule A in the System Transmission Integration Agreement,

          When new Transmission Facilities are acquired or installed after the effective date of the Agreement to meet the Combined System's requirements, the associated costs shall be allocated between the AEP East Zone and AEP West Zone in proportion to the amount of new Transmission Facilities required in each zone, as determined by the Agent.

will be deleted and replaced by:

          Likewise, the operating companies in the AEP East Zone and the operating companies in the AEP West Zone each shall have full responsibility for all costs relating to new Transmission Facilities they may acquire or install in their respective zones after the effective date of the Agreement which do not create a direct linkage between the AEP East and West Zones. When new Transmission Facilities are acquired or installed after the effective date of the Agreement to further integrate the AEP East and West Zones, the associated costs shall be allocated equally between the AEP East Zone and AEP West Zone.

IV.  GENERAL PROVISIONS

     Applicants and the Trial Staff shall support this Stipulation in all proceedings before this Commission, and based on this Stipulation, Applicants and the Trial Staff shall support a finding that the above-mentioned agreements, as modified by this stipulation, are just and reasonable. Applicants and the Trial Staff further agree that neither will challenge any presentation by a signatory to this stipulation with respect to the matters at issue in this proceeding, so long as such presentation is in accord with this Stipulation, and that each will support this Stipulation as a resolution of the matters addressed herein as consistent with the requirements of the Federal Power Act. Each party shall be free to argue, in response to challenges by other parties, that this Stipulation is justified as a compromise of more favorable positions or principles that such party supported, but neither party may ask the Commission to vary from this Stipulation for purpose of this proceeding.

     This Stipulation is not intended to bind any party that is not a signatory hereto, and is not intended to set a precedent for future cases or to bind any party in any further proceeding with respect to any matter set forth herein. No term in this Stipulation may be modified without the express written consent of all signatories.


/s/ James A. Pepper                /s/ J.A. Bouknight
James A. Pepper                    J.A. Bouknight, Jr.


Commission Trial Staff             Counsel for American
                                    Electric Power Company, Inc.

                                   /s/ Clark Evans Downs
                                   Clark Evans Downs

                                   Counsel for Central and
                                    South West Corporation

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

American Electric Power Company, Inc.    )             Docket Nos. EC98-40-000
And                                      )                         ER98-2770-000
Central and South West Corporation       )                         ER98-2786-000

                  STIPULATION OF AMERICAN POWER COMPANY, INC.,
                       CENTRAL AND SOUTH WEST CORPORATION
                           AND COMMISSION TRIAL STAFF

     For the purposes of evaluating the consistency of the merger proposed by American Electric Power Company, Inc. ("AEP") and Central and South West Corporation ("CSW")(collectively "Applicants") with the public interest and for evaluating the rates proposed by the Applicants for transmission and ancillary services for post merger operations, Applicants and the Trial Staff hereby enter into this Stipulation. This Stipulation resolves all issues between Applicants and the Trial Staff regarding the matters set for hearing in the above-referenced consolidated dockets ("this proceeding") except for the issues pertaining to system integration agreements and ratepayer protection. In addition, a question related to the timing of divestiture will be resolved by direct presentation to the Commission, as described below.

     Applicants and the Trial Staff stipulate and agree as follows:

I.   RATES

     The rates identified in Attachment A to this Stipulation shall be placed into effect as of the date on which the merger is consummated. Notwithstanding the foregoing, the Applicants shall have the right to tender for filing pursuant to section 205 of the Federal Power Act changes in any or all of the rates identified in Attachment A and to seek an effective date on or after the date on which the merger is consummated.

II.  REGIONAL TRANSMISSION ORGANIZATION

     A. Prior to consummation of the merger AEP will file with the Federal Energy Regulatory Commission ("FERC") a proposal to transfer to a regional transmission organization ("RTO") the operation and control of bulk transmission facilities owned, controlled, and/or operated by AEP in Indiana, Michigan, Kentucky, Ohio, Tennessee, Virginia and
          West Virginia ("AEP East"). In addition, Applicants reconfirm the commitments made in paragraph 7A of the Stipulation and Agreement attached to the order of the Indiana Utility Regulatory Commission dated April 26, 1999 in Cause No. 41210, which paragraph is reproduced in Attachment B to this Stipulation and incorporated herein.

     B. Prior to December 31, 2000, AEP will file with the FERC an unconditional application to transfer the operation and control of bulk transmission facilities owned, controlled and/or operated by AEP and currently located in the Southwest Power Pool ("AEP West") to a FERC-approved RTO directly interconnected with the AEP West transmission facilities. Such transfer of operations shall be consistent with the applicable RTO. The above date shall be extended, if necessary, to 75 days after FERC issues an order on an RTO to which AEP is a signatory that is filed before June 30, 2000.

     C. If AEP meets its commitments pursuant to provision A in a manner other than joining the Midwest ISO, the provisions of the following paragraphs C.1., C.2., C.3. shall apply. If AEP meets its commitments pursuant to provision A by joining the Midwest ISO, then only paragraph C.2. shall apply.

1. For AEP East, AEP will provide generation dispatch information necessary for the Midwest ISO to monitor the effect of such dispatch on the loading of the Midwest ISO's constrained transmission facilities. The Midwest ISO, in consultation with AEP, shall determine the format, quantity, and timing of the data submissions necessary to perform such monitoring. The information provided by AEP shall be subject to appropriate confidentiality provisions. AEP's obligation to submit such data shall be effective at such time as the Midwest ISO has procedures in place to assure that there is no disclosure of company-specific information or contemporaneous data.

2. For AEP East, AEP agrees to transfer functions relating to transmission service, transmission security and control area responsibility, as described in Attachment C, to the FERC-approved RTO to which it transfers operation and control of its bulk transmission facilities pursuant to provision A. AEP will transfer these functions by leasing and/or selling the present AEP System Control Center ("SCC") site and facilities to the RTO, and providing the present SCC employees the opportunity to transfer to the RTO with all the financial conditions necessary to create independence from AEP. AEP's transfer of such functions shall be conditional on:


     a) the RTO, in consultation with AEP, determining that the RTO has the capability to accept responsibility for these functions;

     b) systems being in place for AEP to retain economic dispatch and automatic general control ("AGC") functions and allow separation for wholesale transaction billing;

     c) the RTO, in consultation with AEP, developing guidelines and procedures whereby the Area Control Error ("ACE") values calculated and communicated by the RTO to AEP are combined with AEP's own economic dispatch values to permit AEP to directly pulse its generating units under AGC; and

     d) transmission functions other than those listed in Attachment C to this Stipulation being transferred to other AEP regional facilities.

3. AEP commits to participate in ancillary services and balancing markets developed by the RTO or an RTO-authorized Regional Power Exchange. AEP will bid to redispatch generators consistent with bidding requirements established by the RTO for all parties that control the dispatch of generating facilities taking service from the RTO.

III.   INTERIM TRANSMISSION PROVISION

       A. It is AEP's position that it currently is, and at all times has been, in compliance with all applicable requirements with respect to the provision of transmission service, including its open access transmission tariff. AEP's agreement to the following conditions shall not be construed as evidence of or an admission that its current or historical practices are or have been in violation of any such applicable requirement.

           1. AEP will file for a declaratory order that its "flexible point-to-point" service is permitted under AEP's Open Access Tariff or other transmission service agreements on file with the Commission.

           2. AEP will post on OASIS the status of all AEP East transmission facilities, including planned maintenance, for the period of the ATC postings.

       B. AEP will follow ECAR Security Coordinator procedures for posting transmission loading relief ("TLR") logs.

IV.    DIVESTITURE

       Applicants and Trail Staff agree that the Applicants will divest the Frontera and Northeastern Units 3 and 4 as proposed in the testimony of Witness Stephen B. Jones, with a buy-back condition and the presentation of one reserved issue. The divestiture requirement must not infringe upon AEP-West's ability to serve native load. The divestiture proposal should include a buy-back clause such that AEP West can purchase the firm power it needs to serve native load.

       The reserved issue will be presented directly to the Commission for decision based on the comments on this settlement submitted by the participants in this proceeding. Specifically, the Commission's Trial Staff, the Applicants, and other parties shall have the right to address in comments whether the Commission should order an immediate divestiture of these facilities or whether the divestiture should occur under both the conditions stated in Witness Jones' testimony and the additional conditions incorporated in the stipulation entered into in the proceeding before the Oklahoma Corporation Commission, Cause No.
PUD 980000444, dated April 16, 1999 and attached as Attachment D to this Stipulation. These additional conditions are contained in Section 7, third paragraph of the stipulation and require an informational filing before the Oklahoma Corporation Commission should the conditions proposed by the Applicants in this FERC proceeding be changed.

       Trial Staff and the Applicants agree that the question of whether immediate divestiture should be required should be presented to the Commission in light of two questions. The first question is whether it is appropriate to permit the timing of the divestiture to occur so as to assure that pooling of interests accounting not be jeopardized. The second question is whether a change in the timing for the divestiture for Northeastern Units 3 and 4 is consistent with the deference that the Commission should provide to the Oklahoma Corporation Commission's determination as to the conditions necessary to protect the interests of Applicants' Oklahoma retail customers. Trial Staff and Applicants further agree to limit their comments in support of their position on this reserved issue to the two questions stated in this paragraph. Applicants reserve the right to address other arguments raised in the comments of other parties that assert other bases to accelerate the timing of the divestiture of the Frontera and Northeastern Units 3 and 4.

     Applicants agree that the conditions of sale for Northeastern Units 3 and 4 will provide that the purchaser(s) of the units shall be guaranteed that planned (maintenance) outage schedules shall be made only with the mutual consent of the merged company and the purchaser(s).

V. APPLICANTS' WAIVER OF TRANSMISSION PRIORITY

     In addition to the waiver of transmission priorities otherwise available to Applicants that is contained in the testimony of Witness Stephen B. Jones, Applicants further agree that they will not assert the "AES/TVA" priority for any transfers of energy from AEP West to AEP East for a period of four years from the date of the consummation of the merger.

VI.  LOSSES AND LOSS COMPENSATION SERVICE

     A. The Real Power Loss Factor stated in Sections 15.7 and 28.5 of the post merger AEP open access transmission tariff ("Tariff") shall be 3.3% for AEP East and shall be 2.9% for AEP West.

     B. The following sentence shall be added after the second sentence of
        SCHEDULE 20 of the Tariff regarding Loss Compensation Service: "Charges for Loss Compensation Service shall be pursuant to rates negotiated between the Transmission Customer and the Transmission Provider."

     C. The following sentence shall be added after the first sentence of SCHEDULES 7 and 8 of the Tariff regarding Firm and Non-Firm Point-to-Point Transmission Service: "Capacity Reservations at the Point(s) of Receipt will be inclusive of transmission losses, unless the Transmission Customer opts to deliver energy to compensate for losses at a different point pursuant to another capacity reservation."

VII. GENERAL PROVISIONS

     Applicants and Trial Staff shall support this Stipulation in all proceedings before this Commission, and based on this Stipulation, Trial Staff shall support a finding that the merger will have no adverse effect on competition. Applicants and the Trial Staff further agree that neither will challenge the other party's presentation with respect to the matters at issue in this proceeding, so long as such presentation is in accord with this Stipulation, and that each will support this Stipulation as a resolution of the matters addressed herein as consistent with the requirements of the Federal Power Act. Each party shall be free to argue, in response to challenges by other parties, that this Stipulation is justified as a compromise of more favorable positions or principles that such party supported, but neither party may ask the Commission to vary from this Stipulation for purpose of this proceeding.

     This Stipulation is not intended to bind any party that is not a signatory hereto, and is not intended to set a precedent for future cases or to bind any party in any further proceeding with respect to any matter set forth herein. No term in this Stipulation may be modified without the express written consent of both parties.

/s/James A. Pepper                      /s/J.A. Bouknight
-------------------                    ------------------------
James A. Pepper                        J.A. Bouknight, Jr.

Commission Trial Staff                 Counsel for American
                                       Electric Power Company, Inc.

                                       /s/Clark Evans Downs
                                       --------------------------
                                       Clark Evans Downs

                                       Counsel for Central and
                                       South West Corporation

May 24, 1999

                                  ATTACHMENT A
                                Settlement Rates
                                ----------------
                      Transmission and Ancillary Services
                      -----------------------------------

                 All values in $/MW-mo. unless otherwise stated

AEP East
--------
Transmission:
         Point to Point Firm    $1,420.00
         Network                $349,712,000 Net Annual Revenue Requirement
                                             Rolling 12 CP Load Ratio Share


Ancillary Services    Purch.%    Gen. Unit Cap. Rate    Monthly Rates
------------------    -------    -------------------    -------------
      Sch. 1                                               $57.71
      Sch. 2                                               $73.00
      Sch. 3           1.0%             $5,300             $53.00
      Sch. 5           1.5%             $5,300             $79.50
      Sch. 6           1.5%             $5,300             $79.50


AEP West
--------
Transmission
         Point to Point Firm    $1,050.00
         Network                $162,036,000 Net Annual Revenue Requirement
                                             Summer 4CP Load Ratio Share

Ancillary Services    Purch.%    Gen. Unit Cap. Rate    Monthly Rates
------------------    -------    -------------------    -------------
      Sch. 1                                               $ 30.00
      Sch. 2                                               $ 48.05
      Sch. 3A
        SPP            1.2%             $2,609             $ 31.31
        EROCT          1.1%             $2,445             $ 26.90
      Sch. 3B
        SPP            *                $2,609
        ERCOT          *                $2,445
      Sch. 5
        SPP            2.1%             $3,482             $ 73.12
        ERCOT          5.9%             $3,121             $184.14
      Sch. 6
        SPP            2.1%             $3,487             $ 72.80
        ERCOT          5.9%             $3,121             $164.14


* Load Following Purchase Obligation equals the difference between actual load measured on 15-minute intervals and the hourly scheduled delivery.

                             AEP and CSW Companies
                         Term Sheet on Settlement Rates
                                 ER98-2766-000



                                                                 REACTIVE     REGULATION     SPINNING        SUPPLEMENTAL
                                     TRANSMISSION  SCHEDULING     SUPPLY       SERVICE        RESERVE            RES.
           DESCRIPTION                 SERVICE     SCHEDULE 1   SCHEDULE 2    SCHEDULE 3     SCHEDULE 5       SCHEDULE 6
----------------------------------------------------------------------------------------------------------------------------
AEP EAST ZONE AREA:
----------------------------------------------------------------------------------------------------------------------------
Net Annual Revenue Requirement       $349,712,000  $14,212,586  $17,978,148
----------------------------------------------------------------------------------------------------------------------------
Monthly Service Rate ?????? Mo.          1,420.00        67.71        73.00          63.00          79.50              79.50
----------------------------------------------------------------------------------------------------------------------------
Weekly Service Rate $????                  326.79        13.26        16.90          12.20          18.30              18.30
----------------------------------------------------------------------------------------------------------------------------
Daily On-Peak Service Rate                  65.35         1.69         3.30           2.44           3.66               3.66
----------------------------------------------------------------------------------------------------------------------------
Hourly On-Peak Service Rate $??              4.09         0.08         0.21           0.15           0.23               0.23
----------------------------------------------------------------------------------------------------------------------------
Daily-Off Peak Service Rate $??? DAY        49.68         1.89         2.40           1.74           2.61               2.61
----------------------------------------------------------------------------------------------------------------------------
Hourly Off-Peak Service Rate $???            1.95         0.08         0.10           0.07           0.11               0.11
----------------------------------------------------------------------------------------------------------------------------
Cost of Generating Capacity $??? Mo.                                              5,300.00       5,300.00           5,300.00
----------------------------------------------------------------------------------------------------------------------------
Requirement per MW of load(1)                                                          1.0%           1.5%               1.5%
----------------------------------------------------------------------------------------------------------------------------
AEP WEST ZONE                                                                Spp-Reg. & 1F  Spinning Res.  Supplemental Res.
----------------------------------------------------------------------------------------------------------------------------
Net Annual Revenue Requirement       $162,005,000    4,629,600    1,415,076
----------------------------------------------------------------------------------------------------------------------------
Monthly Service Rate $????-Mo.          1,050.00         30.00        48.05          31.31          73.12              72.60
----------------------------------------------------------------------------------------------------------------------------
Weekly Service Rate $?????-Wk.            241.94          0.90        11.08           7.20          16.83              16.75
----------------------------------------------------------------------------------------------------------------------------
Annual Service Rate $?????-Yr.             48.33          0.99         2.21           1.44           3.37               3.85
----------------------------------------------------------------------------------------------------------------------------
Hourly On-Peak Service Rate $??             3.02          0.04         0.14           0.39           0.21               0.21
----------------------------------------------------------------------------------------------------------------------------
Daily Off-Peak Service Rate $???-Day       34.52          0.99         1.50           1.02           2.40               2.39
----------------------------------------------------------------------------------------------------------------------------
Hourly Off-Peak Service Rate$?              1.44          0.04         0.07           0.04           0.10               0.10
----------------------------------------------------------------------------------------------------------------------------
Cost of Generating Capacity $???-Mo.                                          Sch 3-A&B
                                                                                  2,609.00       3,482.00           3,467.00
----------------------------------------------------------------------------------------------------------------------------
Requirement per MW of Loan(1)                                                       3A=1.2%           2.1%               2.1%
----------------------------------------------------------------------------------------------------------------------------

                                                                   $8=15min
AEP WEST ZONE                                                     ERCOT - REG.        RESPONSE   R        ADD 1 RESP. RES.

Monthly Service Rates $????-Mo.                                         26.90             154.14              184.14
Weekly Service Rates $????-Wk.                                           6.19              42.38               42.38
Daily On-Peak Service Rate $???-Day                                      1.24               8.48                8.48
Hourly On-Peak Service $????                                             0.08               0.53                0.53
Daily Off-Peak Service Rate $???-Day                                     0.58               6.05                6.06
Hourly Off-Peak Service Rate $?                                           0.4               0.25                0.25

Cost of Generating Capacity $/??-Mo.                                Sch.3-A&B           3,121.00            3,121.00
                                                                     2,446.00
Requirement per MW of load(1)                                        3A=1.1%,                5.9%                5.9%
                                                                   3B=15 min.

(1) Purchase Obligation in % of reserved capacity for Schedules 3A, 5 & 6. Schedules 3B in SPP and ERCOT defines Load Following billing determined as the largest difference between the maximum load each hour, measured over 15-minute intervals, and the hourly scheduled delivery.

                                  ATTACHMENT B

7.   REGIONAL TRANSMISSION ORGANIZATION.

     A. Prior to December 31, 2000, AEP will file with the FERC an unconditional application, consistent with the RTO agreement and tariff to transfer the operation and control of its bulk transmission facilities in Indiana, Michigan, Kentucky, Ohio, Tennessee, Virginia and West Virginia owned, controlled and/or operated by AEP to the Midwest Independent Transmission System Operator, Inc. or another FERC-approved Regional Transmission Organization directly interconnected with AEP transmission facilities. Provided that, if, by June 30, 2000, there is pending before the FERC for approval an RTO to which AEP is a signatory that includes two or more directly interconnected control areas, at least one of which is not affiliated with AEP, the December 31, 2000 date shall be extended to the date that is 75 days after the date on which the FERC issues an order either approving or disapproving the RTO.

                                  ATTACHMENT C

 1. TRANSMISSION SERVICE FUNCTIONS

    A. The RTO will administer AEP's Open Access Transmission Tariff and any succeeding RTO Tariff as follows:


       1. When the RTO, in consultation with AEP, determines that it is capable of centrally calculating ATCs on data partially or totally developed by the RTO it will calculate and post ATCs on OASIS.

       2. The RTO will assume responsibility for transmission service contracts.

       3. When the RTO determines, in consultation with AEP, that it is capable of performing the function, the RTO will manage the single OASIS site for the AEP System.

          4. When the RTO determines, in consultation with AEP, that it is capable of performing the function, it will have the sole authority to receive, evaluate, and approve or deny all transmission service requests on the AEP System.

          5. The RTO will offer to provide losses and ancillary services and verify customer self-provision of such services.

          6. The RTO will perform settlement/billing for transmission service and ancillary services.

    B. The RTO will return revenues to AEP, and/or allocate revenue to AEP and other RTO transmission owners, as applicable.

II. TRANSMISSION SECURITY FUNCTIONS

    A. The RTO will perform the role of NERC Security Coordinator.

      B. The RTO will perform congestion management.

      C. The RTO will approve transmission maintenance requests and outages.

III. CONTROL AREA FUNCTIONS

      A. When the RTO, in consultation with AEP, determines that it is capable of performing the function, the RTO will be the single entity with responsibility to schedule energy transactions over approved transmission reservation paths.

      B. The RTO will coordinate and participate in time corrections.

      C. The RTO will assure the maintenance of NERC/ECAR operating reserves.

      D. The RTO will maintain load-generator balances (Control Area Regulation) by sending ACE signals to generating companies or independent generators that have contracted to provide regulation.

      E. The RTO will perform check out (after-the-fact) of energy MWH transactions with other control areas, and perform inadvertent accounting.

                                  ATTACHMENT D

SECTION 7. MITIGATION.

     To mitigate any perceived impacts of the merger on the Applicants' market power, the Applicants have proposed in their FERC merger application a mitigation plan which includes the following:

          (1) Divestiture of 300 megawatts of coal-fired generating capacity at the Northeastern generating plant after such plant is no longer required to meet PSO's native load demand requirements subsequent to industry restructuring in Oklahoma.

          (2) Sale of 300 megawatts per hour of energy on an interim basis prior to the divestiture of the Northeastern capacity.

          (3) Waiver of PSO's priority to the use of CSW interfaces with other transmission systems to import centrally dispatched energy from the existing AEP system in excess of 250 megawatts.

          (4) Waiver of PSO's priority to the use of CSW interfaces to import non-firm energy from non-affiliates.

          (5) Schedule CSW's use of the two high voltage direct current (HVDC) ties between ERCOT and the SPP on a first-in-time basis for certain transactions.

          The Applicants commit to hold PSO Oklahoma retail customers harmless from adverse impacts from these transactions. Attachment 4 to this agreement describes the methodology that the Applicants will follow in order to hold PSO Oklahoma retail customers harmless from adverse effects of the interim mitigation sale.